Exhibit 10.1
August 26, 2005
Alan Gaines
Dune Energy, Inc.
3050 Post Oak Blvd., Suite 695
Houston, Texas 77056

Reference:	Letter Agreement
Bayou Couba Field
St. Charles Parish Louisiana
Dear Alan,
     The following is an outline of terms and conditions relative to Dune Energy, Inc., acquiring 50% of ANEC’s interest in the Exxon Mobil Development Agreement which presently covers approximately 10,900 acres as depicted on the attached plat.
1.	Upon execution of this letter agreement, Dune will pay to ANEC Dune’s 50% share, proportionately reduced, of the costs incurred in the drilling and completion of the DSCI Well # 92 ST (approximately $187,500.00 to date). Upon making such payment, Dune shall be entitled to an assignment of its working interest in such well. ANEC agrees that Dune’s net revenue interest in said well shall not be less than 70% nor shall it be burdened by any obligations created pursuant ANEC’s reorganization of Couba Operating Company.

2.	Both parties agree to drill the proposed DSCI Well # 51 ST on a 50/50 basis, proportionately reduced. Payment of Dune’s share of the dryhole costs will be due on or before August 29, 2005 in the amount of $187,119.90 and Dune’s share of completion costs will be due upon determination of actual completion costs.

3.	Dune agrees to pay to ANEC a prospect fee in the amount of $1,000,000 in exchange for an assignment, of mutually agreeable form, conveying 50% of ANEC’s rights in and to the lands contributed by ANEC, being the Delta Securities Corporation, Inc. lease dated November 14, 1941, (DSCI Lease) subject to the Exxon Mobil Development Agreement providing for a lease net revenue interest to be no less than 70% and any conveyance of interest to Dune of lands outside of the DSCI Lease will be no less than a 75% lease net revenue interest. Upon Exxon Mobil’s approval of Dune as a participant in the Development Agreement, payment of the $1,000,000 prospect fee will be made in four installments as follows:

$225,000 immediately upon Exxon Mobil’s approval of Dune; $225,000 September 30, 2005; $225,000 January 15, 2006; and $325,000 March 15, 2006

4.	Upon each installment payment of the above referenced prospect fee by Dune to ANEC, Dune shall have been deemed to have earned its pro rata share of ANEC’s interest in the lands described in paragraph 3 above.

5.	Dune will pay to ANEC an additional prospect fee in the amount of $500,000.00 within 5 days from receipt of a log from which both parties agree to attempt a completion of an exploratory well drilled on the Exxon Mobil acreage contributed to the Development Agreement. ANEC shall be entitled to such prospect fee if Dune chooses to complete either of the first two exploratory wells after receipt of corresponding logs.

6.	Should Dune achieve equity financing in the minimum amount of $5,000,000.00 the payment schedule outlined in paragraph 3 above will be accelerated and all remaining payments will be due 30 days from the closing of said financing.

7.	ANEC and Dune agree to jointly approach Exxon Mobil and initiate discussions to acquire additional 3-D seismic as proposed by SEI, Inc., on a 50/50 basis. Any lands added to the Exxon Mobil Development Agreement as a result of jointly acquiring the new 3-D data will be shared by Dune and ANEC 50/50. Should either party pay a disproportionate share of the seismic acquisition cost that party will be entitled the same disproportionate share of the acreage acquired. ANEC agrees that Dune shall have the rights to possess and utilize all existing 3-D seismic data pertaining to lands set forth herein.

8.	Any additional projects offered by Exxon Mobil to ANEC for future development will be offered to Dune 50/50.

9.	This agreement will be further memorialized in a mutually acceptable formal agreement.

10.	This transaction has been approved of the board of directors of American Natural Energy.

11.	This letter and the final agreement will be subject to all of the terms and conditions of the Exxon Mobil Development Agreement and any place where this agreement is silent or ambiguous the Exxon Mobil Development Agreement will prevail.

12.	Specifically excluded from this agreement and reserved by American Natural Energy will be any settlement, payment, redrill or any other manner of reconciliation agreed to between the relevant parties to the currently pending lawsuit American Natural Energy Corporation vs. Workstrings, et al which covers all operations conducted on the Exxon Mobil Fee # 2 Well with a surface location in Section 15-T15S-R21E and a bottom hole location of Section 14-T15S-R21E St. Charles Parish Louisiana along with any and all reserves associated with the initial wellbore and subsequent sidetracking operations. In a similar manner Dune will be indemnified and held harmless from any action of the courts relative to this case. Should the Fee#2 be redrilled by ANEC, Dune will have the option to participate with 50% proportionately reduced, by paying its share of all costs.

13.	Specifically excluded from this agreement are all wells currently producing.

14.	Subject to any restrictions contained in the Joint Operating Agreement, ANEC will support Dune’s election to operate specific wells to be drilled.
Sincerely
/s/ Michael Paulk
Mike Paulk

President
Agreed an accepted this ___day of August, 2005.

Dune Energy, Inc
     /s/ Alan Gaines
Alan Gaines, Chairman and CEO